Exhibit 10.31
AMENDMENT TO
EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”) to that Employment Agreement, dated July 27, 2009 (the “Agreement”), is entered into this 3rd day of December 2009, by and between Local.com Corporation (“Employer” or “Company”), and Michael Plonski (“Executive”). Employer and Executive shall be collectively referred to herein as the “Parties.”
RECITALS
WHEREAS, the Parties previously entered into the Agreement, pursuant to which Executive is employed by Employer;
WHEREAS, the Parties wish to amend the Agreement to increase a certain benefits coverage amount as provided in the Agreement;
WHEREAS, the Parties do not intend this Amendment to impact any of the other rights, obligations, or commitments of the Parties set forth in the Agreement, except as set forth in this Amendment.
NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, the Parties to this Amendment do hereby agree as follows:
Section 1. Amendment to Agreement.
     (a) The Parties to this Amendment do hereby agree that the Agreement shall be amended to delete Section 3.4 in its entirety and replace it with the following:
“3.4 Benefits. Except as otherwise provided herein, the Executive shall be entitled to participate in any group life, medical or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Employer generally, on the same terms as such other executives, to the extent that the Executive is eligible under the terms of such plans or programs as they may be in effect from time to time. Employer will provide coverage for the Executive under the Employer’s health benefits plan and will pay 100% of the cost of spouse or dependent coverage up to a total of $1,500 per month. Coverage under the health benefits plan will be in effect commencing with the first month following thirty (30) days of Executive’s employment.”
Section 2. Capitalized Terms.
     Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

Section 3. Governing Law.
     The terms of this Amendment shall be governed by the law and in the manner provided for in the Agreement. All other terms and conditions set forth in the Agreement, not otherwise modified by this Amendment, shall control over the interpretation of this Amendment.
Section 4. Complete Agreement.
     This Amendment and referenced Agreement constitute the entire agreement between the Parties hereto relating to this specific subject matter thereof There are no terms, obligations, covenants, representations, statements, or conditions relating to the subject matter thereof other than those contained in this Amendment and the above referenced Agreement. No variation or modification of this Amendment or the above referenced Agreement or waiver of any of the terms or provisions hereof will be deemed valid unless in writing and signed by both parties.
Section 5. Counterparts.
     This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment. The Parties may execute more than one copy of this Amendment, each of which shall constitute an original.
     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written to this Executive Agreement.

EMPLOYER LOCAL.COM CORPORATION, a Delaware corporation
By:	/s/ Heath Clarke
Heath Clarke
Chief Executive Officer

EXECUTIVE
/s/ Mike Plonski
Mike Plonski